UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: May 29, 2001

CHYRON CORPORATION

(Exact Name of Registrant as Specified in Charter)

New York	1-9014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

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Item 5. Other Events and Exhibits

In July 1999, the New York Stock Exchange (NYSE) revised the minimum requirements for continued listing by eliminating the net tangible asset requirement of $12 million and replacing it with a stockholders' equity of $50 million and raising global market capitalization to $50 million from $12 million. The Company was allotted 18 months to comply with the revised listing requirements. In April 2001, the Company received notification that its stock should be removed from the NYSE list as it was not in compliance with the revised continued listing requirements. The Company requested a review with a committee of the board of directors of the NYSE to appeal the decision, which was scheduled for June 6, 2001. In May 2001, the Company voluntarily withdrew its appeal of the NYSE's decision due to the considerable amount of resources it would cost to appeal the decision. The Company believes it is in the best interest of its shareholders to focus its efforts on executing its business plan and improving the operating performance of the Company.

The Company began trading its common stock on the OTC Bulletin Board on May 25, 2001, under the symbol CYRO. The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last sales prices and volume information in over-the-counter (OTC) equity securities. Information about the OTCBB is available on the Internet at: www.otcbb.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION

By:	/s/ Dawn R. Johnston
Name:	Dawn R. Johnston
Title:	Senior Vice President and Chief Financial Officer

Date: May 29, 2001